Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-188247, 333-116371, 333-225615 and 333-212080) of Kaman Corporation of our report dated September 9, 2022, relating to the financial statements of Aircraft Wheel and Brake Business (A Carve-Out Business of Parker-Hannifin Corporation) appearing in this Current Report on Form 8-K/A dated November 22, 2022.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
November 22, 2022